TWIN CAPITAL MANAGEMENT INC.
INVESTMENT ADVISER CODE OF ETHICS
AS AMENDED AND ADOPTED ON JANUARY 1, 2009

I.           STATEMENT OF GENERAL PRINCIPLES

This Code of Ethics is being adopted by Twin Capital Management Inc.  (the “Company”), in recognition of the fact that the Company owes a fiduciary duty of loyalty at all times to Clients, including investment companies for which the Company provides investment advisory services. This duty requires that the Company act in the best interests of Clients and always place the Clients’ interests first and foremost.  In recognition of such duty it is the Company’s policy that the personal securities transactions and other activities of Company personnel be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility that could occur through activities including, taking an investment opportunity from the Client for an employee’s own portfolio, “insider trading” or “frontrunning” Clients or investment company securities trades.  It is also the Company’s policy that Company personnel should not take inappropriate advantage of their position with respect to investors in investment companies for which the Company provides investment advisory services and that such personnel should avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interest of Clients including investors in investment companies for which the Company provides investment advisory services.

II.             DEFINITIONS

For Purposes of this Code of Ethics:

A.             “Client” shall mean any client of the Company, including separate managed accounts and any Reportable Fund.

B.             “Access Person” shall mean any officer, director and partner of the Company and any Supervised Person who (1) has access to nonpublic information regarding any Clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund; or (2) is involved in making securities recommendations to Clients, or who has access to such recommendations that are nonpublic. (Note: Given the responsibilities of each person in the Company’s office and the small number of persons employed, each person will be considered to be an Access Person).

C.             “Investment Person” shall mean any Access Person of the Company who makes, participates in or executes decisions regarding the purchase or sale of securities for a Client’s portfolio.  Each person designated as an Investment Person is therefore also designated as an Access Person for purposes of this Code of Ethics.

D.             “Supervised Person” shall include any of the Company’s directors, officers, partners, employees and any other person who provides advice on behalf of the Company and is subject to the Company’s supervision and control as well as any other person designated by the Company’s Chief Compliance Officer.

E.             “Reportable Fund” shall have the same meaning as it does in Rule 204A-1 and generally means (1) any mutual fund for which the Company serves as an investment adviser (including sub-adviser), including closed-end funds and open-end funds, (2) any mutual fund whose investment -adviser or principal underwriter controls the Company, is controlled by the Company, or is under common control with the Company, or (3) any exchange-traded funds (“ETFs”), including both open-end ETFs and ETFs that are unit investment trusts, for which the Company serves as an investment adviser (including sub-adviser). On the date of the adoption of this Code of Ethics, the Company serves as a sub-adviser to the Wilshire 130/30 Large Cap Core Fund, the Absolute Strategies Fund, the Alpha Hedged Strategies Fund, and the Beta Hedged Strategies Fund.

F.             “Beneficial Interest” shall be interpreted in the same manner as it would in determining whether a person is subject to provisions of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Securities that an Access Person has or acquires. For example, a person should generally consider himself or herself the beneficial owner of securities held by his or her spouse, his or her children, a relative who shares his or her home, or other persons by reason of any contract, understanding, or relationship that provides him or her with sole or shared voting or investment power.  As a general matter, “beneficial ownership” will be attributed to an Access Person in all instances where the Access Person:

(i) Possesses the ability to purchase or sell the Securities (or the ability to direct the disposition of the Securities);

(ii) Possess voting power (including the power to vote or to direct the voting) over such Securities; or

(iii) Receives any benefits substantially equivalent to those of ownership.

G.             “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

H.              “Public Company” means any entity subject to the reporting requirements of the Securities Exchange Act of 1934.

I.              “Security” means any stock, bond, future investment contract or any other instrument that is considered a ‘security’ under the Advisers Act.  The term ‘security’ is very broad and includes items one might not ordinarily think of as ‘securities’, such as: a) options on securities, on indexes and on currencies; b) all kinds of limited partnerships; c) foreign unit trusts and foreign mutual funds; and d) private investment funds, hedge funds and investment clubs.

III. STANDARDS OF BUSINESS CONDUCT

The Company and all of its Supervised Persons shall at all times comply and adhere to the following standards of business conduct which reflect the Company’s and all Supervised Persons fiduciary obligations:

A. Federal Securities Laws.  The Company and all Supervised Persons must at all times comply with applicable federal securities laws, including the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Advisers Act, Title V of the Gramm-Leach Bliley Act, any rules adopted by the Securities Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to mutual funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.  In connection with this standard of business conduct, Supervised Persons shall not, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Client:

a. Defraud such Client in any manner;
b. Mislead such Client, including by making a statement that omits material facts;
c. Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such Client;
d. Engage in any manipulative practice with respect to such Client; or
e. Engage in any manipulative practice with respect to securities, including price manipulation.

B. Conflicts of Interest.  As a fiduciary, the Company has an affirmative duty of care, loyalty and honesty and good faith to act in the best interests of Clients.  Supervised Persons can fulfill this duty by trying to avoid conflicts of interest and by fully disclosing all material facts with respect to any conflicts that may arise. Specific types of conflicts of interest that are prohibited include:

a. Conflicts among different Client accounts or favoring one account over another;
b. Competition with trading in Client accounts.

C. Insider Trading.  In accordance with the Company’s Insider Trading Policy, all Supervised Persons are prohibited from trading, either for their own accounts or on behalf of others, while in possession of material, non-public information as well as communicating material non-public information to others.  Refer to Exhibit A of this document, as well as Section 15 of the Company’s Compliance Manual.

D. Personal Securities Transactions.  All Access Persons shall comply with the policies and procedures included in this Code of Ethics with respect to personal securities transactions.

IV.           PROHIBITED PRACTICES

In furtherance of the general principles and standards of business conduct set forth in this Code of Ethics, the following practices shall be prohibited:

A.             No Access Person shall purchase for their account any security during the initial public offering of such security unless the purchase has been approved in writing and in advance by the Chief Compliance Officer.

B.             No Access Person shall purchase for their account any security in a private placement transaction unless the purchase has been approved in writing and in advance by the Chief Compliance Officer.  In considering whether to approve any such transaction, the Chief Compliance Officer shall take into account, among other factors, whether the investment opportunity should be reserved for Clients and whether the opportunity is being offered to an individual by virtue of his position.  Any Access Person who has been authorized to acquire securities in a private placement shall disclose that investment to the Chief Compliance Officer before he takes part in a subsequent consideration of any Client’s investment in that issuer, and the decision to include securities of such issuer in a Client’s portfolio shall be subject to independent review by the Chief Compliance Officer.  The Chief Compliance Officer shall maintain a written record of any approvals granted hereunder including the reasons supporting such approvals.

C.             No Access Person shall purchase or sell any security for their account on a day during which there is “buy” or a “sell” order from any Client for that security until such order is executed or withdrawn.  No Investment Person shall purchase or sell a security within seven days before or after that security is bought or sold by a Client.

D.             No Investment Person shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 30 days in their account.

E.              No Investment Person shall serve on the Board of Directors of a publicly traded company absent prior authorization of the Chief Compliance Officer upon a determination that board service would be consistent with the interests of Clients (including any investors with respect to investment companies) and the establishment of appropriate “Chinese wall” procedures by the Chief Compliance Officer.

F. Any provision of this Code of Ethics prohibiting any transaction by an Access Person or Investment Person shall prohibit any transaction in which such person has, obtains or disposes of any Beneficial Interest (as defined in II. F.).

G.  No Employee, Supervised Person, or Access Person shall accept any gift, favor, preferential treatment, valuable consideration, or other thing of more than a de minimis value in any year from any person or entity from, to, or through whom the Clients’ portfolios purchases or sells Securities, any person or entity seeking such business, or from an issuer of Securities.  For purposes of this limitation, “de minimis value” is equal to $100 or less. Notwithstanding the foregoing, the acceptance of meals, refreshments or entertainments of reasonable value in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions, is permitted even though the value of those items may exceed de minimis value.

V.             REPORTING REQUIREMENTS

In order to effectuate and monitor the foregoing policies and prohibitions, all Access Persons shall be required to comply with the following procedures:

A. The securities trading personnel of the Company shall provide the Chief Compliance Officer with a daily summary of buy and sell orders entered by, on behalf of, or with respect to Clients.

B. Each Access Person shall file quarterly transaction reports to the Chief Compliance Officer within 30 days of calendar quarter end. These reports must contain: Date of Transaction, Title, Exchange Ticker Symbol or CUSIP, Interest Rate, Maturity Date, Number of Shares, Principal Amount, Nature of Transaction (Buy/Sell, etc.), Price Transaction Effected, Name of Broker Dealer or Bank Which Effected Transaction, and Date Report Submitted, by submitting the form attached to this Code of Ethics as Exhibit B. Furthermore, each Access Person shall direct any brokers, dealers or banks with which he or she maintains personal securities accounts to provide on a timely basis  duplicate copies of confirmations of all personal securities transactions and periodic statements for all personal securities accounts to the Chief Compliance Officer.

C. Upon commencement of employment with the Company, each Access Person shall disclose all personal securities holdings to the Chief Compliance Officer within 10 days after such person becomes an Access Person and the information provided must be current as of a date no more than 45 days prior to the date such person becomes an access person. The personal securities holding information must include: Title of Security, Type of Security, Exchange Ticker Symbol or CUSIP, Number of Shares, Principal Amount, Name of Broker Dealer or Bank, and Date Report Submitted.

D. Each Access Person shall disclose all personal securities holdings to the Chief Compliance Officer within 30 days of the end of each calendar year and the information provided, as listed above, must be current as of a date no more than 45 days prior to the date of the report by submitting the form attached to this Code of Ethics as Exhibit D.

E. For purposes of any provision of this Code of Ethics requiring an Access Person to report securities transactions or securities positions to the Company, the term Access Person is defined to also include those persons’ immediate families (including any relatives by blood or marriage living in an Access Person’s household). Furthermore, these provisions also require the reporting of any transaction or position, in which such person has, acquires, or disposes of any Beneficial Interest (as defined in II. F.).

F. Any Access Person who receives any gift, favor, preferential treatment, valuable consideration, meals and entertainment, or other thing of value within a calendar quarter from any person or entity that does or seeks to do business either with or on behalf of the Clients (including an issuer of Securities or any entity or person through whom the Clients’ portfolios may purchase or sell Securities) is required to report the receipt of such gift to the Chief Compliance Officer if the reasonably estimated value of such item(s) exceeds $75.

G. The Chief Compliance Officer shall review all reports submitted by Access Persons to ensure that all reporting requirements are complied with.

VI.           EXEMPTIONS

A.             The following transactions shall be exempt from the Reporting Requirements included in Section V, as well as the Prohibited Transactions in Section IV; provided, however that transactions included in Section VI.A(7) must be included in the initial and annual holdings reports submitted pursuant to Sections V.C and V.D.

(1)           Direct obligations of the Government of the United States (e.g. Treasury securities);

(2)           Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(3)           Shares issued by money market funds;

(4)           Shares issued by open-end mutual funds other than Reportable Funds;

(5)           Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds;

(6)           Securities held in accounts over which the Access Person has no direct or indirect influence or control; or

(7)           Transactions effected pursuant to an automatic investment plan, including dividend reinvestment plans.

B.             The following transactions shall be exempted from the provisions of Section IV C and D but not from the Reporting Requirements set forth in Section V above:

(1)             The purchase or sale of securities of issuers whose shares are traded on a national or foreign securities exchange if the value of a purchase or sale does not exceed the greater of 100 shares or $10,000.00 of a given security and does not occur more frequently than once within any seven (7) day period.  Notwithstanding the foregoing, if the Chief Compliance Officer determines that there exists a pattern of such transactions involving securities also being traded by a Client portfolio, this exception may be suspended and the provisions of Section VII, Sanctions, may be applied; or

(2)             Purchases and sales which are effected to establish or maintain a model investment portfolio on behalf of the Company

VII.              REPORTING OF VIOLATIONS AND ANNUAL CERTIFICATION

A. All Supervised Persons must report any violations or suspected violations of this Code of Ethics promptly to the Chief Compliance Officer.

B. The Company shall provide each Supervised Person with a copy of this Code of Ethics and any amendments and require each Supervised Person to provide the Company with a written acknowledgement of their receipt of the Code of Ethics and any amendment.

C. Within 30 days following the end of each calendar year, each Access Person shall certify to the Company that he has received, read and understands this Code of Ethics and recognizes that he or she is subject to it and that he or she has complied with the requirements of this Code of Ethics by submitting the form attached hereto as Exhibit C.

VIII.             SANCTIONS

Upon discovery of a violation of this Code of Ethics, including either violations of the enumerated provisions, the general principles or the standards of business conduct described herein, the Company may impose such sanctions as it deems appropriate, including, but not limited to, a fine, letter of censure, suspension or termination of the employment of the violator.

EXHIBIT A
TWIN CAPITAL MANAGEMENT INC.
INVESTMENT ADVISER CODE OF ETHICS

CONFIDENTIALITY OF INSIDE INFORMATION

Personnel of Twin Capital Management, Inc., (The “Company”) who come into possession of material non-public information concerning entities or otherwise in connection with our investment advisory services must safeguard the information and not intentionally or advertently communicate it to any person (including family members and friends) unless the person has a need to know the information for legitimate, Company-related reasons.  Any of our personnel who improperly reveal material inside information to another person can be held liable under the antifraud provisions of the securities laws (primarily Section 10(b) of the Securities Exchange Act or 1934 (“1934 Act”) and Rule 10b-5) for the trading activities of his “tippee” and any other person to whom the tippee shares the information.

Consistent with the foregoing, personnel should be discreet with inside information and not discuss it in public places where it can be overheard such as elevators, restaurants, taxis and airplanes.  Such information should be divulged only to persons having a need to know it in order to carry out their job responsibilities.  To avoid even the appearance of impropriety, personnel should refrain from providing advice or making recommendations regarding the purchase or sale of any securities other than directly to our customers and then not if the person has inside information concerning the investment.

Transactions by Family Members.  The same restrictions apply to your family members and others living in your household.  Employees and advisory representatives are expected to be responsible for the compliance of their immediate family and personal household.

Tipping Information to Others.  Whether the information is proprietary information about our Company or any of the investments we are following, or information that could have an impact on stock prices, employees and advisory representatives must not pass the information on to others.  The above penalties apply, whether or not you derive any benefit from another’s actions.  In fact, the SEC imposed a $470,000 penalty on a tipper even though he did not profit from his tippee’s trading.

When Information is Public.  As you can appreciate, it is also improper for any of our personnel or advisor representatives to enter trades when they have such inside information.  Because the investing public should be afforded the time to receive any information and act upon it, as a general rule you should not engage in any transactions until the third business day after information which was inside information has been released to the public.

PROHIBITION OF INSIDER TRADING

The antifraud provisions of the federal securities laws generally prohibit persons who have a duty not to disclose material non-public information from trading securities on the basis of such information.  In addition, the antifraud provisions prohibit fraudulent, manipulative, or deceptive trading practices.  Persons who violate these prohibitions are subject to potential civil damages and criminal penalties.  The civil damages can consist of disgorgement of any illicit profits and a fine of up to three times the profit gained or loss avoided.  The criminal penalties can be as much as $1 million and 10 years imprisonment per violation.

Materiality.  Information is deemed material if it would be deemed important by a reasonable investor in deciding whether to buy, sell, or refrain from any activity regarding the investment.  Information would also be material if it were likely to have a significant impact on the market price of the investments’ securities.  By way of example, the following information, in most circumstances, would be deemed material:

(i)           annual or quarterly financial results;

(ii)           a significant change in earnings or earnings projections;

(iii)           unusual gains or losses in major operations;

(iv)           negotiations and agreements regarding significant acquisitions, divestitures, or business combinations;

(v)           a significant increase or decrease in dividends on stock; and

(vi)           major management changes.

The materiality of particular information is subject to assessment on a regular basis.  For example, the information may become stale because of the passage of time or subsequent events may supersede it.  But so long as the information remains material and non-public, it must be maintained in strict confidence and not used for trading purposes.

Trading After Information Becomes Public.  When material information has been publicly disclosed, any person in possession of the information who has a duty not to disclose it should not begin trading the securities until the information has been adequately disseminated to the public and investors have been able to evaluate it.  Generally, information regarding relatively simple matters, such as earnings results, will be deemed to have been adequately disseminated and absorbed by the marketplace 36 to 48 hours after its release.  When more complex matters, such as prospective major acquisitions or dispositions, are announced, it may be necessary to allow additional time for the information to be digested by investors.  In such circumstances, personnel desiring to trade in that company’s securities should consult with counsel regarding a suitable waiting period before trading.

PREVENTION OF INSIDER TRADING

The 1934 Act provides the SEC with the authority to bring a civil action against any “controlling person” who knows of, or recklessly disregards, a likely insider trading violation by a person under his control and fails to take appropriate steps to prevent the violation from occurring.  A successful action by the SEC under this provision can result in a civil fine equal to the greater of $1 million or three times the profit gained or loss avoided.

The Company, its directors and officers and some managerial personnel and significant stockholders, could be deemed controlling persons subject to potential liability.  Accordingly, it is incumbent on all supervisory personnel to maintain an awareness of possible insider trading violations by persons under their control and to take measures where appropriate to prevent such violations.  In the event personnel becomes aware of the possibility of such a violation, he or she should immediately contact the President of the Adviser.

Furthermore, all Company employees, directors, and officers must immediately report all business, financial, or personal relationships that may result in access to material, non-public information to the Chief Compliance Officer.

EXHIBIT B
TWIN CAPITAL MANAGEMENT INC.
INVESTMENT ADVISER CODE OF ETHICS

Quarterly Securities Transaction Report

Name:  __________________________________________

Transactions for:                                Quarter     1     2     3     4     200_

	Trade Date	Trans. Type (B/S)	Security Name	Number of Shares	Price	Broker
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

Signature:  ____________________
Date__________________________

Please Note:
If there were no transactions this quarter, please write “NONE” and sign.  Also, you may attach monthly brokerage statements in lieu of filling out above report; please write “See Attached” and sign this report.

EXHIBIT C
TWIN CAPITAL MANAGEMENT INC.
INVESTMENT ADVISER CODE OF ETHICS

Employee Acknowledgement for Code of Ethics

I hereby acknowledge receipt of Twin Capital Management’s Code of Ethics (the Code).  I have read, understand, and accept responsibility for compliance with the provisions contained therein.

If this is an annual certification, I also acknowledge compliance with the Code for the prior calendar year.

_____________________               _______                                                                                                                                                             SignatureDate

EXHIBIT D
TWIN CAPITAL MANAGEMENT INC.
INVESTMENT ADVISER CODE OF ETHICS

Employee Securities Disclosure Form

Securities Held As Of January 1, 200_

Security Name*                                                        Shares Held                                           Broker

*It is generally not necessary to list shares of open-end investment companies, however any holdings in shares of registered open-end investment companies advised or sub-advised by TCM are to be reported.  These funds currently include: the Wilshire 130/30 Large Cap Core Fund, the Absolute Strategies Fund, the Alpha Hedged Strategies Fund, and the Beta Hedged Strategies Fund.  Brokerage statements may be attached in lieu of completing the above.

The above list discloses all securities as required by Twin Capital Management, Inc.’s Code of Ethics.

_________________________                                                      _______________
               Signature                                                                        Date